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                                                                    EXHIBIT 10.5

October 29, 1998

John Payne
660 Thalia Street
Laguna Beach, CA. 92651


Dear John,

It is with great pleasure that we extend this offer on behalf of the officers and Board of Directors to join Stampmaster as President and Chief Executive Officer. Your start date will be October 29, 1998 coincident with your acceptance of our offer.

Responsibilities:  As President and Chief Executive Officer, you will devote your principal time and efforts assuming responsibility for all aspects of the Company's operations, including such duties as may be required by the Board of Directors. The Company will use best efforts to cause you, as soon as possible, to be elected a member of the Board of Directors.

Salary: Your base salary will be $13,333 per month, or $160,000 per year.

Bonus: Your incentive compensation target will be $60,000 per annum, paid in the earlier of the month subsequent to the Board of Directors' review of the fiscal year's audited financial results or March 15 each calendar year. Your incentive compensation will be based on the achievement of milestones set by you in conjunction with the Board of Directors at the time of adoption of the annual operating plan. These milestones will include customer acquisition goals, company valuation and management objectives. Your 1998 incentive target will be prorated according to your start date of commencement with the Company. To be eligible for incentive compensation, you will need to be employed through the end of the Company's fiscal year, except in cases where constructive or involuntary termination occur for reasons other than cause (as defined under "Severance" below), in which case incentive compensation will be pro-rated and paid based upon the milestones achieved to date in the calendar year.

Stock: The Company will sell to you 1,000,000 shares of Common Stock at the current fair market price at the time of purchase. The Company will loan to you the funds necessary to purchase said stock in a 4 year note with interest payable annually at the minimum applicable federal rate and principal payable at term, except that you shall pay the par value of the shares ($1,000) in cash.
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Change of Control: In the event that the Company sells all or substantially all of its assets or is merged with another Company or otherwise is acquired such that the shareholders of the Company immediately prior to such transaction own less than fifty percent (50%) of the Company following such transaction (a "Change of Control"), and your employment is constructively terminated or terminated by the Company or a successor entity involuntarily within 12 months following such transaction for any reason other than cause, cause in this instance to include:

                   (i) Your commitment of fraud or an illegal act related to the Company's business;

                   (ii) Your violation of an agreement between you and the Company, such as the Company's proprietary information agreement; or

                   (iii) Your failure to perform your job functions to the
                         performance levels set as mutually agreed in conjunction with new management within 90 days subsequent to closing of a Change of Control as described above;

                   you will be paid cash severance payments and benefits identical to those required to be paid under clause 1. under "Severance" below, and the acquiring or surviving company shall undertake the severance obligation as computed based upon an initial service date of May 30, 1998.

                   Constructive termination in this instance shall include:

                   (i) Relocation more than 30 miles from your job location without your consent;

                   (ii)  Disability (as defined below) or death;

                   (iii) Assignment to a new job not commensurate with your
                         seniority and compensation, it being understood and agreed that your assignment to the position of Chief Executive Officer of a business unit, division or subsidiary of the Company or a company into which the Company is merged in a Change of Control or otherwise acquiring assets or voting shares of the Company in connection with a Change of Control, or a parent of such a company, shall constitute an assignment to a new job that is commensurate with your seniority; or

                   (iv) Any reduction in compensation, including any bonus compensation formula.

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                   For purposes of this Agreement, "Disability" shall mean that you have been unable to perform your Company duties as the result of your incapacity due to physical or mental illness, and such inability, at least 26 weeks after its commencement, is determined to be total and permanent by a physician selected by you or your legal representative and acceptable to the Company (such Agreement as to acceptability not be unreasonably withheld).

Severance:         Should the Company terminate your employment for any reason other than for cause or should you be constructively terminated, other than during the 12-month period following closing of a Change of Control as described above, cause in this instance being defined as:

                   (i) Your commitment of fraud or an illegal act related to the Company's business;

                   (ii) Your violation of an agreement between you and the Company, such as the Company's proprietary information agreement; or

                   (iii) Your failure to perform your job functions to written performance levels set in conjunction with the Board of Directors; provided that in the event of failure to perform, the Board of Directors shall provide written notice of such breach and a 30 day period during which said breach can be cured;

                   the Company will:

                   1. Pay you severance for six months in monthly installments beginning 30 days from the date of your separation. The monthly severance payment will equal 1/12 of your annual base compensation. During any months that the Company is paying you a monthly severance in conjunction with this provision, it will also continue to pay your medical, dental, and vision benefits in accordance with the employee benefits you were receiving at the time of severance. After two years of service to the Company, the severance term will increase to 9 months; after three years service and thereafter, the severance term will increase to 12 months; and

                   Under no circumstances will the Company be obligated to pay any severance other than that which you earned in your calendar service to the Company in the case that you voluntarily separate from the Company, except in cases of constructive termination (as defined above) that results in voluntary termination.

Benefits:          The Company offers its employees an employer-paid medical
                   plan. As an additional benefit, the Company will pay for the cost of insuring your

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                    dependent child. Sign-up forms and plan description will be available on your first day of work.

Relocation:         If you determine in the first 12 months of employment that it is necessary for you to relocate to the Los Angeles area, the Company will pay for up to $10,000 in moving expenses.

Prerequisites:      The Company is extending this offer contingent upon the
                    understanding that:

                    1. Your joining the Company will not violate any agreement such as a non-competition or similar agreement to which you are or have been a party;

                    2. You will not use or disclose to the Company any confidential or proprietary information obtained from a third party prior to your employment; and

                    3. You will comply with all applicable Company policies and standards and shall perform your services in a manner consistent with the ethical and professional standards of the Company.

                    The Company's three greatest assets are its intellectual property, its people and its clients. We are committed to hiring the best, and our investment in developing our personnel is second to none. Given our commitment, we must protect this investment so that we can provide our people the opportunity for growth and success. Therefore, you will be asked to sign standard Employee Non-Disclosure and Non-Solicitation Agreements on your first day of work.

At-Will Employment: Please note that the Company is an equal opportunity employer and maintains an at-will employment policy, which means that you can terminate your employment at any time and so can the Company, with or without cause; provided that the Company will remain obligated to provide severance and other benefits to the extent set forth above.

Limitation on
Payments:           In the event that the severance and other benefits provided for in this Agreement or otherwise payable to you (i) constitute "parachute payments" within the meaning of
                    Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code (or any corresponding provisions of state income tax law), then your severance benefits shall be either

                    (a)  delivered in full, or

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                    (b)  delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax-basis, of the greater amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section shall be made in writing by the Company's independent public accountants (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section. In the event that subsection (a) above applies, then you shall be responsible for any excise taxes imposed with respect to such severance and other benefits. In the event that subsection (b) above applies then each benefit provided hereunder shall be proportionately reduced to the extent necessary to avoid imposition of such excise taxes.

Entire Agreement:   This Agreement and the stock documentation and the Non-
                    Disclosure and Non-Solicitation Agreements referenced above contain the entire agreement of the parties, and there are no other promises or conditions in any other agreement whether oral or written with respect to the subject matter hereof. This Agreement and the stock documentation and the Non-Disclosure and Non-Solicitation Agreements supersede any prior written or oral agreements between the parties with respect to the subject matter hereof.

Arbitration:        Any dispute under this Agreement shall be resolved by
                    arbitration in Los Angeles, California in accordance with the commercial arbitration rules of the American Arbitration
                    Association ("AAA Rules") then in effect. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.
                    The arbitrator shall have the authority to grant any equitable and legal remedies that

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                    would be available in any judicial proceeding instituted to resolve such dispute.

Amendment:          This Agreement may be modified or amended only if the
                    amendment is made in writing and is signed by both parties.

Governing Law:      The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California as applied to agreements entered into and performed within California solely by residents of that state.

Severability:       The invalidity or unenforceability of any provision or
                    provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

Tax Withholding:    All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes, if applicable.

Counterparts:       This Agreement may be executed in counterparts, each of
                    which shall be deemed an original, but all of which together will constitute one and the same instrument.

Offer Period:       This offer is valid through Midnight, (Offer deadline) PST.
                    Please sign and return the attached acknowledgment copy.
                    This will serve as your official acceptance of our offer.

John, we are very pleased to extend this offer to you and very excited about having you join the team. If you have any questions, please do not hesitate to call me.

Very truly yours,

STAMPMASTER, INC.

/s/ Thomas H. Bruggere
Thomas H. Bruggere
Chairman



ACKNOWLEDGED:



 /s/ John M. Payne                                      Date: October 29, 1999
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